Exhibit 99.1

Primoris Services Corporation Reports Third Quarter 2022 Results

Dallas, TX – November 7, 2022– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or the “Company”) today announced financial results for its third quarter ended September 30, 2022 and confirmed the Company’s outlook.

For the third quarter 2022, Primoris reported the following highlights(1):

●	Revenue of $1,284.1 million, up $370.9 million, or 40.6 percent, year-over-year driven by strong growth in the Utilities and Energy/Renewables segments, including $155.7 million from the PLH acquisition
●	Delivered net income of $43.0 million, or $0.80 per diluted share, and adjusted net income of $60.4 million, or $1.12 per diluted share
●	Generated adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $109.0 million
●	Increased backlog to a record $5.5 billion, up 99.8 percent from the third quarter of 2021, including Master Service Agreements (“MSA”) backlog of $2.1 billion
●	Annual 2022 guidance range for earnings per share (“EPS”) updated to $2.31 to $2.51 to reflect incremental depreciation, amortization of intangibles, and transaction, integration and related costs associated with the PLH acquisition
●	Maintained Adjusted EPS guidance range of $2.39 to $2.59

(1)	Please refer to “Non-GAAP Measures” and Schedule 1, 2 and 3 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Our third quarter results demonstrate another significant step in executing our long-term growth strategy. We saw record revenue and backlog for the second consecutive quarter, including significant organic revenue growth in our Utilities and Energy/Renewables segments and a near doubling of our backlog compared to the previous year,” said Tom McCormick, President and Chief Executive Officer of Primoris.

“The closing of the PLH acquisition in August also contributed meaningfully to our performance this quarter, including adding almost $600 million of backlog while expanding our geographic footprint and customer base. The Utilities segment saw the benefit of our teams’ efforts to work with our customers to mitigate the ongoing impacts of inflation, resulting in gross margins improving 4.3 percentage points compared to the second quarter. We also made further progress in unlocking the potential of our communications business by growing revenue and expanding margins from the prior year with new customers and in new service areas. In the Energy/Renewables segment, we continue to be one of the largest and fastest growing contractors for utility scale and distributed generation solar projects in the country and a leader in other energy related and civil projects.”

“As we advance through the fourth quarter and into 2023, we remain confident in the outlook for our business as we work to further grow our backlog of projects across our segments and provide quality service to our customers that will lead to reliable and profitable growth.”

2022 Third Quarter Results

Revenue was $1,284.1 million for the three months ended September 30, 2022, an increase of $370.9 million, or 40.6 percent, compared to the same period in 2021. The increase was primarily due to organic growth of $197.3 million, or 21.6%, in the Energy/Renewables and Utilities segments on higher solar construction, power delivery, and communications services, as well as approximately $173.6 million in revenue contribution from the PLH and B Comm acquisitions. Gross profit was $154.9 million for the three months ended September 30, 2022, an increase of $27.5 million, or 21.6 percent, compared to the same period in 2021. The increase was primarily due to higher revenue and a favorable mix of business in the Energy/Renewables and Utility segments and approximately $16.0 million from the acquisitions of PLH and B Comm, partially offset by gross profit declines in the Pipeline Services segment. Gross profit as a percentage of revenue decreased to 12.1 percent for the three months ended September 30, 2022, compared to 14.0 percent for the same period in 2021 driven primarily by lower Pipeline Services margins and inflation.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. Please refer to “Non-GAAP Measures” and Schedules 1, 2 and 3 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the third quarter of 2022, net income was $43.0 million compared to $44.1 million in the previous year. Adjusted Net Income was $60.4 million for the third quarter compared to $48.5 million for the same period in 2021. Diluted earnings per share (“EPS”) was $0.80 compared to $0.81 in the previous year. Adjusted EPS was $1.12 for the third quarter of 2022 compared to $0.89 for the third quarter of 2021. Adjusted EBITDA was $109.0 million for the third quarter of 2022, an increase of $14.2 million, or 15.1 percent, compared to $94.7 million for the same period in 2021.

The Company’s three segments are: Utilities, Energy/Renewables and Pipeline Services. Revenue and gross profit for the segments for the three and nine months ended September 30, 2022 and 2021 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended September 30,
	2022		2021
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$613,008	47.7%	$454,654	49.8%
Energy/Renewables	600,444	46.8%	351,026	38.4%
Pipeline Services	70,676	5.5%	107,565	11.8%
Total	$1,284,128	100.0%	$913,245	100.0%

	For the nine months ended September 30,
	2022		2021
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$1,447,857	46.8%	$1,215,087	46.5%
Energy/Renewables	1,445,843	46.8%	1,038,900	39.8%
Pipeline Services	197,761	6.4%	359,197	13.7%
Total	$3,091,461	100.0%	$2,613,184	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended September 30,
	2022		2021
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$78,046	12.7%	$63,715	14.0%
Energy/Renewables	80,135	13.3%	35,926	10.2%
Pipeline Services	(3,274)	(4.6%)	27,795	25.8%
Total	$154,907	12.1%	$127,436	14.0%

	For the nine months ended September 30,
	2022		2021
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$140,755	9.7%	$134,280	11.1%
Energy/Renewables	173,209	12.0%	111,825	10.8%
Pipeline Services	(10,463)	(5.3%)	74,538	20.8%
Total	$303,501	9.8%	$320,643	12.3%

Utilities Segment (“Utilities”): Revenue increased by $158.4 million, or 34.8 percent, for the three months ended September 30, 2022, compared to the same period in 2021, primarily due to organic growth of 10.3 percent from increased activity across the power delivery and communications markets and a $111.3 million revenue contribution from the acquisitions of PLH and B Comm. Gross profit for the three months ended September 30, 2022, increased by $14.3 million, or 22.5 percent, compared to the same period in 2021, primarily due to a $10.0 million incremental impact from the PLH and B Comm acquisitions and $4.3 million from organic revenue growth in the segment. Gross profit as a percentage of revenue decreased slightly to 12.7 percent during the three months ended September 30, 2022, compared to 14.0 percent in the same period in 2021, primarily due to higher costs caused by supply chain disruptions and inflationary pressure on labor and fuel. Gross profit as a percentage of revenue in the Utilities segment improved from 8.5 percent for the second quarter of 2022 as a result of actions taken by the Company to mitigate the impacts of inflation it experienced in the second quarter. The Utilities segment represented 46.8 percent of total Company revenue and 12.7 percent of the total Company gross profit for the three months ended September 30, 2022.

Energy and Renewables Segment (“Energy/Renewables”): Revenue increased by $249.4 million, or 71.1 percent, for the three months ended September 30, 2022, compared to the same period in 2021, primarily due to organic growth of 56.7 percent driven by a 98.9 percent increase in solar construction related work, higher electric power activity and $50.5 million contribution from the PLH acquisition. Gross profit for the three months ended September 30, 2022, increased by $44.2 million, or 123.1 percent, compared to the same period in 2021, primarily due to improved mix of revenue from solar activity growth and $6.6 million in contribution from PLH. Gross profit as a percentage of revenue increased to 13.3 percent during the three months ended September 30, 2022, compared to 10.2 percent in the same period in 2021, primarily due to the previously noted higher margin solar projects and lower costs from the non-recurrence of project impacts associated with a liquified natural gas plant project in the Northeast in 2021. The Energy/Renewables segment represented 46.8 percent of total Company revenue and 13.3 percent of the total Company gross profit for the three months ended September 30, 2022.

Pipeline Services (“Pipeline”): Revenue decreased by $36.9 million, or 34.3 percent, for the three months ended September 30, 2022, compared to the same period in 2021. The decrease is primarily due to the substantial completion of pipeline projects in 2021 and a decline in midstream pipeline projects driven in part by decreased permitting for interstate pipelines, partially offset by a $11.8 million contribution from PLH. Gross profit for the three months ended September 30, 2022, was negative $3.3 million, a decrease of $31.1 million compared to the same period in 2021, primarily due to the lower revenue from the decrease in activity and under absorption of carrying costs related to equipment and personnel. Gross profit decreased to a negative 4.6 percent as a percentage of revenue during the three months ended September 30, 2022, compared to a gross profit of 25.8 percent as a percentage of revenue in the same period in 2021 due to the negative impacts to lower revenue and unabsorbed fixed costs previously noted. The Pipeline Services segment represented 5.5 percent of total Company revenue and negative 5.3 percent of the total Company gross profit for the three months ended September 30, 2022. The Company was awarded a pipeline project valued over $120 million in the third quarter of 2022 that is expected to drive revenue and gross profit improvement in the Pipeline Services segment in the fourth quarter of 2022.

Other Financial Information

Selling, general and administrative (“SG&A”) expenses were $75.7 million during the three months ended September 30, 2022, an increase of $14.0 million, or 22.7 percent compared to 2021, primarily due to $13.4 million of incremental expense from the acquisitions of PLH and B Comm. SG&A expense as a percentage of revenue decreased to 5.9 percent compared to 6.8 percent for the corresponding period in 2021, primarily due to growth in revenues outpacing incremental SG&A expenses.

Transaction and related costs were $12.7 million for the three months ended September 30, 2022, an increase of $12.3 million compared to 2021, primarily due to professional fees paid to advisors associated with the PLH acquisition in 2022.

Interest expense, net for the three months ended September 30, 2022, was $13.1 million, an increase of $8.4 million compared to the same period in 2021, primarily due to higher average debt balances from the borrowings incurred related to the PLH acquisition and a higher weighted average interest rate.

The Company recorded income tax expense for the three months ended September 30, 2022, of $9.8 million compared to $16.7 million for the three months ended September 30, 2021. The effective tax rate was 19.6 percent for the three months ended September 30, 2022. The decrease in income tax expense year-over-year was primarily driven by the release of a valuation allowance and a reduction in the Company’s effective tax rate.

During the three months ended September 30, 2022, the Company spent approximately $9.9 million for capital expenditures, which decreased in the third quarter as the Company moves to a more balanced leased versus owned equipment strategy.

Outlook

The Company estimates that its EPS for the year ending December 31, 2022, will range between $2.31 and $2.51, reflecting its current expectations for the increase in depreciation, amortization of intangibles, and transaction, integration costs from the PLH acquisition. The Company is maintaining its Adjusted EPS estimate for the year ending December 31, 2022, in the range of $2.39 to $2.59 per share. The Company’s targeted gross profit as a percentage of revenue for the fourth quarter of 2022 by segment is as follows: Utilities in the range of 9 to 11 percent; Energy/Renewables in the range of 10 to 12 percent; and Pipeline in the low to mid-single digit percent range.

The Company is targeting SG&A expense as a percentage of revenue in the low six percent range for the 2022 calendar year. The Company expects its effective tax rate on net income for the full year 2022 to be approximately 19.0 to 20.0 percent but may vary depending on the mix of states in which the Company operates. Capital expenditures for the fourth quarter are expected to total between $20.0 million and $30.0 million, which includes $15.0 million to $25.0 million for construction equipment.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting, acquisitions or dispositions or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the “Investors” section of the Company’s website at www.prim.com.

Backlog

(in millions)

	Backlog at September 30, 2022
Segment	Fixed Backlog	MSA Backlog	Total Backlog
Utilities	$76	$1,813	$1,889
Energy/Renewables	2,959	166	3,125
Pipeline Services	378	80	458
Total	$3,413	$2,059	$5,472

As of September 30, 2022, Fixed Backlog was $3.4 billion and MSA Backlog was $2.1 billion, a year-over-year increase of 166.1 percent and 41.4 percent, respectively. Total Backlog at the end of the third quarter 2022 was $5.5 billion or an increase of 99.8 percent from the third quarter of 2021. MSA Backlog represents estimated MSA revenue for the next four quarters. The Company expects that during the next four quarters, the Company will recognize as revenue approximately 76 percent of the total backlog as of September 30, 2022, comprised of backlog of approximately: 100 percent of Utilities; 60 percent of Energy/Renewables; and 83 percent of Pipeline.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenues from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog. At any time, any project may be cancelled at the convenience of customers.

Liquidity and Capital Resources

At September 30, 2022, the Company had $111.9 million of unrestricted cash and cash equivalents. The Company had $150.0 million in outstanding borrowings under the revolving credit facility, commercial letters of credit outstanding were $48.4 million and the available borrowing capacity was $126.6 million.

Dividend

The Company also announced that on November 3, 2022, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on December 30, 2022, payable on January 13, 2023.

Share Purchase Program

In November 2021, the Company’s Board of Directors authorized a $25.0 million share purchase program. In February 2022, the Company’s Board of Directors replenished the limit to $25.0 million. During the three months ended September 30, 2022, the Company purchased and cancelled 129,200 shares of common stock, which in the aggregate equaled $2.6 million at an average share price of $20.28. As of September 30, 2022, we had $19.0 million remaining for purchase under the share purchase program. The share purchase plan expires on December 31, 2022.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Tuesday, November 8, 2022, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-888-330-3428, or internationally at 1-646-960-0679 (access code: 7581464) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 7581464), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading specialty contractor providing critical infrastructure services to the utility, energy/renewables and pipeline services markets throughout the United States and Canada. The Company supports a diversified base of blue-chip customers with engineering, procurement, construction and maintenance services. A focus on multi-year master service agreements and an expanded presence in higher-margin, higher-growth markets such as utility-scale solar facility installations, renewable fuels, power delivery systems and communications infrastructure have also increased the Company’s potential for long-term growth. Additional information on Primoris is available at www.prim.com.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; macroeconomic impacts arising from the long duration of the COVID-19 pandemic, including labor shortages and supply chain disruptions; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including severe weather conditions, public health crises and pandemics (such as COVID-19), war or other armed conflict (including Russia’s invasion of Ukraine), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$1,284,128	$913,245	$3,091,461	$2,613,184
Cost of revenue	1,129,221	785,809	2,787,960	2,292,541
Gross profit	154,907	127,436	303,501	320,643
Selling, general and administrative expenses	75,721	61,706	190,905	172,885
Transaction and related costs	12,706	447	18,228	14,823
Gain on sale and leaseback transaction	—	—	(40,084)	—
Operating income	66,480	65,283	134,452	132,935
Other income (expense):
Foreign exchange loss, net	(683)	—	(239)	(443)
Other income, net	128	181	274	555
Interest expense, net	(13,075)	(4,698)	(20,656)	(14,154)
Income before provision for income taxes	52,850	60,766	113,831	118,893
Provision for income taxes	(9,810)	(16,710)	(22,311)	(32,694)
Net income	43,040	44,056	91,520	86,199

Dividends per common share	$0.06	$0.06	$0.18	$0.18

Earnings per share:
Basic	$0.81	$0.82	$1.72	$1.65
Diluted	$0.80	$0.81	$1.70	$1.63

Weighted average common shares outstanding:
Basic	53,181	53,769	53,228	52,354
Diluted	53,748	54,367	53,778	52,887

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$111,937	$200,512
Accounts receivable, net	687,884	471,656
Contract assets	645,725	423,659
Prepaid expenses and other current assets	216,560	86,263
Total current assets	1,662,106	1,182,090
Property and equipment, net	508,689	433,279
Operating lease assets	162,579	158,609
Deferred tax assets	7,214	1,307
Intangible assets, net	270,349	171,320
Goodwill	820,322	581,664
Other long-term assets	23,078	15,058
Total assets	$3,454,337	$2,543,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$477,327	$273,463
Contract liabilities	255,524	240,412
Accrued liabilities	269,494	174,821
Dividends payable	3,195	3,192
Current portion of long-term debt	80,094	67,230
Total current liabilities	1,085,634	759,118
Long-term debt, net of current portion	1,122,064	594,232
Noncurrent operating lease liabilities, net of current portion	97,314	98,059
Deferred tax liabilities	42,314	38,510
Other long-term liabilities	39,003	63,353
Total liabilities	2,386,329	1,553,272
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	261,816	261,918
Retained earnings	809,369	727,433
Accumulated other comprehensive income	(3,183)	698
Total stockholders’ equity	1,068,008	990,055
Total liabilities and stockholders’ equity	$3,454,337	$2,543,327

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Net income	$91,520	$86,199
Adjustments to reconcile net income to net cash (used in) provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	69,348	78,865
Stock-based compensation expense	5,748	9,146
Gain on sale of property and equipment	(17,987)	(13,075)
Gain on sale and leaseback transaction	(40,084)	—
Unrealized gain on interest rate swap	(5,616)	(3,183)
Other non-cash items	1,877	823
Changes in assets and liabilities:
Accounts receivable	(122,867)	(69,659)
Contract assets	(148,044)	(54,262)
Other current assets	(98,489)	(21,070)
Other long-term assets	1,975	477
Accounts payable	133,731	57,698
Contract liabilities	(10,364)	(67,821)
Operating lease assets and liabilities, net	(896)	(1,388)
Accrued liabilities	40,016	21,327
Other long-term liabilities	(1,903)	(8,457)
Net cash (used in) provided by operating activities	(102,035)	15,620
Cash flows from investing activities:
Purchase of property and equipment	(75,696)	(102,133)
Proceeds from sale of assets	19,237	43,488
Proceeds from sale and leaseback transaction, net of related expenses	49,887	—
Cash paid for acquisitions, net of cash and restricted cash acquired	(478,438)	(606,974)
Net cash used in investing activities	(485,010)	(665,619)
Cash flows from financing activities:
Borrowings under revolving line of credit	150,000	100,000
Payments on revolving line of credit	—	(100,000)
Borrowings under Canadian credit facility	19,943	—
Payments under Canadian credit facility	(19,804)	—
Proceeds from issuance of long-term debt	469,531	461,719
Payments on long-term debt	(77,751)	(96,473)
Proceeds from issuance of common stock	596	178,707
Debt issuance costs	(6,643)	(4,876)
Dividends paid	(9,583)	(9,334)
Purchase of common stock	(5,990)	—
Other	(4,947)	(7,038)
Net cash provided by financing activities	515,352	522,705
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(924)	300
Net change in cash, cash equivalents and restricted cash	(72,617)	(126,994)
Cash, cash equivalents and restricted cash at beginning of the period	205,643	330,975
Cash, cash equivalents and restricted cash at end of the period	$133,026	$203,981

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	a	2022	2021
Net income as reported (GAAP)	$43,040	$44,056		$91,520	$86,199
Non-cash stock based compensation	1,753	1,661		5,748	4,046
Transaction/integration and related costs (1)	12,706	447		18,228	14,823
Amortization of intangible assets	6,711	4,645		13,784	13,474
Amortization of debt issuance costs	422	283		988	850
Loss on extinguishment of debt	759	-		759	-
Unrealized gain on interest rate swap	(1,045)	(929)		(5,616)	(3,183)
Gain on sale and leaseback transaction	-	-		(40,084)	-
Income tax impact of adjustments	(3,954)	(1,679)		1,214	(8,253)
Adjusted net income	$60,392	$48,484		$86,541	$107,956
Weighted average shares (diluted)	53,748	54,367		53,778	52,887
Diluted earnings per share	$0.80	$0.81		$1.70	$1.63
Adjusted diluted earnings per share	$1.12	$0.89		$1.61	$2.04

(1)	The nine month period ended September 30, 2021, includes $5.1 million in stock compensation expense related to the acquisition of Future Infrastructure Holdings, LLC (“FIH”).

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income as reported (GAAP)	$43,040	$44,056	$91,520	$86,199
Interest expense, net	13,075	4,698	20,656	14,154
Provision for income taxes	9,810	16,710	22,311	32,694
Depreciation and amortization	28,570	27,163	69,348	78,865
EBITDA	94,495	92,627	203,835	211,912
Non-cash stock based compensation	1,753	1,661	5,748	4,046
Transaction/integration and related costs (1)	12,706	447	18,228	14,823
Gain on sale and leaseback transaction	-	-	(40,084)	-
Adjusted EBITDA	$108,954	$94,735	$187,727	$230,781

(1)	The nine month period ended September 30, 2021, includes $5.1 million in stock compensation expense related to the acquisition of FIH.

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Guidance for 2022

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2022.

	Estimated Range
	Full Year Ending
	December 31, 2022
Net income as defined (GAAP)	$124,100	$134,900
Non-cash stock based compensation	7,400	7,400
Amortization of intangible assets	21,800	21,800
Amortization of debt issuance costs	2,300	2,300
Loss on extinguishment of debt	800	800
Unrealized gain on interest rate swap	(5,600)	(5,600)
Transaction/integration and related costs	19,200	19,200
Gain on sale and leaseback transaction	(40,100)	(40,100)
Income tax impact of adjustments	(1,100)	(1,100)
Adjusted net income	$128,800	$139,600
Weighted average shares (diluted)	53,800	53,800
Diluted earnings per share	$2.31	$2.51
Adjusted diluted earnings per share	$2.39	$2.59